Exhibit 5.4

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF Telephone: +44 20 3130 3000 Fax: +44 20 3130 3001 www.mayerbrown.com DX 556 London and City

To:

HSBC Bank plc
8 Canada Square	31 August 2022
Canary Wharf
London E14 5HQ
England

Issuance of Senior Debt Securities by HSBC Bank plc pursuant to an Indenture dated 31 August 2022

1.	Introduction

1.1	Our role

We have acted as legal advisers to HSBC Bank plc (the “Bank”) as to matters of English law in connection with the issue by the Bank from time to time of senior debt securities (including any Global Security evidencing all or part of a series of such senior debt securities, the “Debt Securities”) pursuant to an indenture dated 31 August between the Bank and Computershare Trust Company, N.A. (the "Indenture"). The Debt Securities are issued with the benefit of a Paying Agent and Securities Registrar Agreement between the Bank and HSBC Bank USA, N.A. dated 31 August 2022 (the “Agency Agreement”).

The Bank has filed a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) on 31 August for the purposes of registering, under the United States Securities Act of 1933, as amended (the “Securities Act”), the Debt Securities to be issued, from time to time, pursuant to the Indenture (the “Transaction”).

1.2	Defined terms and construction

(a)	In this opinion, terms defined or given a particular construction in the Indenture or the Agency Agreement, as the case may be, and not in this opinion, have the meanings given to them in the Indenture or the Agency Agreement, as the case may be.

(b)	Headings are for ease of reference only and shall not affect the interpretation of this opinion.

(c)	Unless the context requires otherwise, any reference to legislation or a legislative provision, in each case, as it applies under English law as at the date of this opinion includes any subordinate legislation in force under English law as at the date of this opinion that modifies or supplements such legislation or, as the case may be, legislative provision.

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is authorised and regulated by the Solicitors Regulation Authority. We operate in combination with other Mayer Brown entities with offices in the United States, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term "partner" to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

2.	Examination and enquiries

2.1	Documents examined

For the purpose of giving this opinion, we have examined a signed execution copy of the Indenture and the Agency Agreement and the Secretary's Certificate of the Bank (including its Annexes) referred to in the Schedule.

2.2	Enquiries made

For the purpose of giving this opinion, we have:

(a)	on 21 July 2022 and 31 August 2022 obtained an online search of the register kept by the Registrar of Companies in respect of the Bank (the “Company Search”); and

(b)	made a telephone enquiry in respect of the Bank of the Central Index of Winding Up Petitions on 21 July 2022 at 11:39 a.m. and 31 August 2022 at 10:03 a.m. (the “Telephone Search”).

2.3	No other examination or enquiry

For the purpose of giving this opinion, we have only examined and relied on those documents referred to in paragraph 2.1 (Documents examined). We have made no further enquiries concerning the Bank or any other person or any other matter in connection with the giving of this opinion.

2.4	Matters of fact

We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents referred to in paragraph 2.1 (Documents examined).

3.	Assumptions and qualifications

3.1	General statement regarding assumptions and qualifications

The opinions set out in paragraph 4 (Opinions) are given on the basis of, and subject to, the assumptions and qualifications set out in the remainder of this paragraph 3.

3.2	Authenticity of signatures and documents

(a)	The genuineness of all signatures, seals and stamps.

(b)	That each of the individuals who signs as, or otherwise claims to be, an officer or Authorised Person of the Bank is the individual whom they claim to be and holds the office or position of any one of the following (i) an Executive director, (ii) Chief Executive Officer, (iii) Chief Financial Officer, (iv) Chief Risk officer, (v) Co-CEO of Global Banking & Markets, (vi) Head of Markets & Securities Services, Europe and North America, or (vii) Treasurer of the Bank.

(c)	The authenticity and completeness of all documents submitted to us as originals.

(d)	The conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents.

3.3	Corporate formalities

(a)	That the meeting referred to in the Schedule, was duly convened, constituted and held in accordance with all applicable laws and regulations, including compliance with the Articles of Association of the Bank; that in particular, but without limitation, a duly qualified quorum of directors was present in each case throughout the meeting and voted in favour of the resolutions; that each provision contained in the Companies Acts or the Articles of Association of the Bank relating to the declaration of directors' interests or the power of interested directors to vote and to count in the quorum was duly observed; and that each resolution passed at that meeting has not been amended or rescinded and remains in full force and effect.

(b)	That any borrowing limits or any limits on the guaranteeing of indebtedness or granting of security imposed by the Bank’s Articles of Association or otherwise by the Bank’s shareholders have been, and will be, duly observed.

(c)	The directors of the Bank acted in accordance with ss171-174 of the Companies Act 2006 in passing the resolutions at the meeting referred to in the Schedule and in approving the execution of the Indenture and the issue from time to time of Debt Securities pursuant to the Indenture and the Agency Agreement and that the execution and delivery by the Bank of the Indenture and the Agency Agreement and the exercise of its rights and performance of its obligations under the Indenture (including the issuance of Debt Securities) and the Agency Agreement are in its commercial interests.

3.4	Capacity, authorisation and execution

(a)	That each party to the Indenture, the Agency Agreement or any Debt Security (other than the Bank):

(i)	has at all relevant times the capacity to enter into and deliver, and to exercise its rights and perform its obligations under, the Indenture, the Agency Agreement or the relevant Debt Security;

(ii)	has taken all necessary corporate action to authorise that entry, delivery, exercise and performance; and

(iii)	is not prohibited by any applicable law from that entry, delivery, exercise or performance.

(b)	Each of the Indenture and the Agency Agreement has been duly executed by or on behalf of each party to it (other than the Bank).

(c)	None of Indenture or Agency Agreement or any Debt Security has been or will be executed as a deed.

(d)	That an Authorised Person (as defined in the resolutions referred to in the Schedule) has approved the Debt Securities, Indenture and Agency Agreement on behalf of the Bank.

3.5	Delivery and validity

(a)	That the Debt Securities of each series will be accurately and properly prepared, completed, duly authorised, executed and delivered on behalf of the Bank and issued, paid for, registered and authenticated, all subject to, and in accordance with, the Indenture and the Agency Agreement and that all other requirements of the Indenture and Agency Agreement with respect to the issue of Debt Securities will be complied with in full.

(b)	That each of the Indenture and the Agency Agreement has been unconditionally delivered by all of the parties to it and is not subject to any escrow or similar arrangement and that all conditions precedent to the Indenture and the Agency Agreement becoming effective have been duly met or waived.

(c)	That the Indenture, the Agency Agreement and each Debt Security and the obligations created by them constitute legal, valid, binding and enforceable obligations of each party to them.

3.6	Foreign law matters

(a)	That no laws of any applicable jurisdiction (other than English law) would be contravened by, or render illegal or ineffective, the entry into and delivery of the Indenture or the Agency Agreement, the issue of any Debt Securities or the enforcement or other exercise of any rights or the performance of any obligations (including any exercise or performance in that jurisdiction) under the Indenture, the Agency Agreement or any Debt Securities by any party to the Indenture, the Agency Agreement or any such Debt Securities.

(b)	In particular, but without limiting paragraph 3.6(a), that so far as the laws of the United States of America are concerned, the Indenture, the Agency Agreement and each Debt Security constitute legal, valid and binding obligations of the Bank, and that such laws do not qualify or affect the opinions set out in paragraph 4 (Opinions).

3.7	Accuracy and completeness of information

(a)	That the information disclosed by the Company Search and the Telephone Search is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by the Company Search and the Telephone Search but was not so disclosed.

It should be noted, however, that this information may not be true, accurate, complete or up-to-date. In particular, but without limitation:

(i)	there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(ii)	there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(iii)	the results of the Telephone Search relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Bank presented prior to the enquiry and entered on the records of the Central Index of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Index of Winding Up Petitions or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(iv)	in each case, further information might have become available on the relevant register after the Company Search and the Telephone Search was made.

(b)	That there is no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time the Indenture, the Agency Agreement or any Debt Security was or is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) and no additional document between some or all of the parties to the Indenture, the Agency Agreement or any Debt Security which in either case would or might affect this opinion and which was not revealed to us by the documents examined by us in connection with the giving of this opinion.

3.8	Compliance with laws of England and Wales

(a)	Each issue of Debt Securities in respect of which particular restrictions, laws, guidelines, regulations or reporting requirements apply in England and Wales will only occur in circumstances which comply with such restrictions, laws, guidelines, regulations or reporting requirements as apply from time to time.

(b)	All consents, licenses, approvals, authorisations, orders of any governmental authority or other person, registrations, notices or filings which are necessary under any applicable laws in order to permit the execution and delivery of the Indenture, the Agency Agreement and any Debt Securities and, in each case, the performance of the Bank’s obligations thereunder, or otherwise in connection therewith, have been obtained or made and are and will be in full force and effect.

3.9	Consents and non-infringements

(a)	That any operational consent, licence or authorisation which the Bank may require to carry on its business has been obtained, is in full force and effect and will not be breached by the execution and delivery and performance of obligations under the Debt Security, Indenture or Agency Agreement and that each consent, licence, approval, authorisation or order of any governmental authority or other person which is required under any applicable law in relation to the execution and delivery of the Indenture, any Debt Security or Agency Agreement and the exercise of rights and the performance of obligations under them by any party or otherwise in connection with the Transaction has been obtained and is in full force and effect.

(b)	That each party in entering into the Indenture, any Debt Security or Agency Agreement to which it is a party and in exercising its rights and performing its obligations under them is, and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange control and human rights laws and regulations of any applicable jurisdiction, including without limitation the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, the Bribery Act 2010 and the Proceeds of Crime Act 2002.

(c)	That no agreement, document or obligation to or by which the Bank (or its assets) is a party or bound and no injunction or other court order against or affecting the Bank would be breached or infringed by the execution and delivery of the Indenture, any Debt Security or Agency Agreement, the exercise of rights and the performance of obligations under them or any other aspect of the Transaction.

4.	Opinions

4.1	General statements regarding opinions

(a)	Basis: the opinions set out in the remainder of this paragraph 4 are given on the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and on the basis of, and subject to, the assumptions and qualifications made in paragraph 3 (Assumptions and Qualifications).

(b)	No extension: this opinion is strictly limited to the matters expressly stated in the remainder of this paragraph 4 and is not to be construed as extending by implication to any other matter.

4.2	Incorporation

(a)	Incorporation: the Bank is a limited liability company duly incorporated under English law.

(b)	Definition: for the purpose of this paragraph 4.2, “duly incorporated” means that the requirements of the Companies Acts in force at the date of incorporation of the Bank in respect of registration and all matters precedent and incidental to it have been complied with by the Bank and that the Bank is authorised to be registered and is duly registered under those Acts.

4.3	Corporate capacity

The Bank has the corporate capacity to enter into and deliver each of the Indenture, the Agency Agreement and the Debt Securities and to exercise its rights and perform its obligations under the Indenture, the Agency Agreement and the Debt Securities and has taken all necessary corporate action to authorise the execution and delivery of, and the exercise of its rights and performance of its obligations under, the Indenture, the Agency Agreement and the Debt Securities, as the case may be.

5.	English Law

5.1	Governing law

This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

5.2	The law to which this opinion relates

(a)	This opinion relates only to English law as applied by the English courts as at today's date (together, “Applicable Law”).

(b)	By “English law”, we mean (except to the extent we make specific reference to an English law “conflict of law” (private international law) rule or principle), English domestic law on the assumption that English domestic law applies to all relevant issues.

(c)	Except to the extent, if any, specifically stated in it, this opinion takes no account of any proposed changes as at today's date in Applicable Law. Nor do we undertake or accept any obligation to update this opinion to reflect any actual changes in Applicable Law or relevant accounting standards made or coming into effect after today's date.

(d)	We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the transactions contemplated by the Indenture, the Agency Agreement or any Debt Security or any other matter contemplated by the Indenture, the Agency Agreement or any Debt Security would or might affect any of the opinions set out in paragraph 4 (Opinions).

6.	Reliance and disclosure

6.1	Reliance

This opinion is solely for the benefit of the addressee and for the purposes of the issue and offer of any Debt Securities. Except as set out below, it may not be disclosed or relied upon by any other person and is not to be made public in any way without our prior written consent.

6.2	Disclosure and filing

This opinion may be disclosed, for information purposes only and without any entitlement to rely on it in any way:

(a)	to the legal advisers and external auditors of the Bank and of any affiliate of the Bank;

(b)	to the directors, officers or employees of the Bank;

(c)	to applicable regulators upon their request;

(d)	in any other manner required by applicable law and regulation;

(e)	in connection with any litigation, arbitration or similar proceeding to which the Bank is a party relating to the issue and offer of any Debt Security; and

(f)	to any rating agency which, with the permission of the Bank, has or will rate any Debt Security issued from time to time pursuant to the Indenture.

In addition, we hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and its incorporation by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, if a pricing supplement relating to the offer and sale of any particular Debt Security is prepared and filed by the Bank with the Commission on the date of this opinion or on a future date and the pricing supplement contains a reference to Mayer Brown LLP’s reliance on our opinion, this consent shall apply to such reference to us and our opinion.

Yours faithfully

Mayer Brown International LLP

/s/ Mayer Brown International LLP

SIGNAURE PAGE TO LEGAL OPINION

THE SCHEDULE

DOCUMENTS EXAMINED

A Secretary’s Certificate of the Bank dated 31 August 2022 and attaching to it:

1.	A true, accurate and complete copy of the Articles of Association of the Bank as in full force and effect as at 31 August (as certified by Alison Campbell (the “Company Secretary”); and

2.	A true, accurate and complete copy of the Certificate of Incorporation of the Bank; and

3.	A true, accurate and complete copy of the resolutions duly adopted by the Bank’s Board of Directors (the “Board”) at the Board’s meeting duly called and held on 22 July 2022 (the “Meeting”) at which the Board approved the establishment of the Registration Statement by the Bank and the delegation of powers and authorities to any Authorised Person (as defined in the resolutions), and certifying that:

(i)	since October 28, 2021 there has been no amendment to the Bank’s Articles of Association and no action has been taken to amend, modify or repeal such Articles of Association;

(ii)	to the best of her knowledge no order or resolution for the winding-up of the Bank and no notice of appointment of a receiver has been filed by or on behalf of the Bank, and no proceedings looking toward the merger, consolidation, sale of assets and business, liquidation or dissolution of the Bank have been taken or are pending, nor have the directors or shareholders of the Bank taken any steps to authorize or institute any of the foregoing;

(iii)	each of the officers listed in Annex IV of the Secretary’s Certificate are officers of the Bank who hold the office set forth opposite his or her name and the signature of each such person appearing opposite his/her name is his/her own genuine signature;

(iv)	each of the (a) Indenture and (b) Agency Agreement has been duly approved and executed on behalf of the Bank, by an Authorised Person of the Bank, pursuant to the authority granted by the resolutions duly adopted by the Board; and

(v)	each person who, as an officer, director or authorised signatory of the Bank, signed (a) the Indenture and (b) the Agency Agreement or any other document delivered in connection therewith on or prior to the date hereof, was, at the respective times of such signing and delivery, duly elected or appointed, qualified and acting as such director or officer or authorized signatory, and was duly authorized to sign such agreement or document on behalf of the Bank, and the signatures of all such persons appearing on all such documents are their genuine signatures.